EXHIBIT 10.1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

On April 28, 2008, the Compensation & Organization Committee of the Board of Directors approved annual base salaries for United States Steel Corporation named executive officers (as defined in Item 402(a)(3) of Regulation S-K). The base salaries as of May 1, 2008 are as follows:

J. P. Surma	$1,260,000
J. H. Goodish	$750,000
G. R. Haggerty	$585,000
D. H. Lohr	$465,000
T. W. Sterling	$465,000

The named executive officers listed above are also provided the following perquisites: limited personal use of corporate aircraft, corporate automobiles, corporate properties and sports and cultural tickets; dining privileges; club memberships; financial planning and tax preparation services; and a parking space.